Exhibit 5.1

Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri 63105
May 23, 2019

Board of Directors
Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri 63105

Ladies and Gentlemen:

I and other attorneys under my supervision have acted as counsel to Centene Corporation, a Delaware corporation (“Centene”), in connection with the preparation and filing of Centene’s Registration Statement on Form S-4 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares of Centene’s common stock, par value $0.001 per share (the “Common Stock”), to be issued by Centene pursuant to the terms of the the Agreement and Plan of Merger, dated as of March 26, 2019 (the “Merger Agreement”), by and among Centene, Wellington Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Centene, Wellington Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of Centene, and WellCare Health Plans, Inc., a Delaware corporation (“WellCare”).

I have participated in the preparation of the Registration Statement and have reviewed the Merger Agreement. In rendering this opinion, I or other members of my staff have also examined such corporate records and other documents, and such matters of law as I or they deem necessary or appropriate. In rendering this opinion, I have, with your consent, relied upon oral and written representations of officers of Centene and certificates of officers of Centene and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion I have, with your consent, assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate. I have further assumed the due authorization and issuance of the outstanding shares of common stock, par value $0.01 per share, of WellCare in accordance with applicable law.

Based on and subject to the foregoing, I am of the opinion that all necessary corporate action on the part of Centene has been taken to authorize the issuance of the Common Stock pursuant to and in the manner contemplated by the terms of the Merger Agreement and, when the Registration Statement has been declared effective under the Securities Act by order of the SEC and the Common Stock has been issued in accordance with the Merger Agreement, the Common Stock will be validly issued, fully paid and nonassessable.

The foregoing opinion is rendered in my capacity as General Counsel of Centene and is limited to the federal laws of the United States and the laws of the State of Delaware. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to my name and this opinion under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,

/s/ Keith H. Williamson
Keith H. Williamson Executive Vice President, General Counsel and Secretary